Exhibit 10.1

ORCHID ISLAND CAPITAL, INC.

2026 LONG-TERM EQUITY INCENTIVE COMPENSATION PLAN

This 2026 Long-Term Equity Incentive Compensation Plan (the “2026 Plan”) sets forth terms and conditions on which equity awards may be made by Orchid Island Capital, Inc. (the “Company”) pursuant to the Orchid Island Capital, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

All employees of Bimini Advisors, LLC, which is the Company’s external manager (the “Manager”), and employees of entities affiliated with the Manager (collectively, the “Employees”) are eligible to participate in the 2026 Plan. Members of our Manager’s and its affiliates’ senior management team also serve as the Company’s executive officers, including the Company’s Chief Executive Officer and Chief Financial Officer. All of the Employees are referred to as “Participants.” Being a Participant does not entitle the individual to an award under the 2026 Plan. The Compensation Committee of the Board of Directors of the Company (the “Committee”) will have absolute sole discretion over all aspects of the 2026 Plan, including but not limited to the ability to reduce the amount of any bonus award or the size of the bonus pool even if the performance objectives and other terms of the 2026 Plan are satisfied and to adjust the Company’s book value for purposes of the 2026 Plan due to dilutive issuances of the Company’s common stock.

Participants will be eligible to earn awards under the 2026 Plan for performance over the next one-year, three-year and five-year periods. A bonus pool will be established under the 2026 Plan for each of the one-, three- and five-year measurement periods. The amount credited to the bonus pool will be based on the Company’s performance under each of the three performance criteria (which are described below) of the 2026 Plan for each of the three measurement periods. The Committee, in its discretion, will determine each Participant’s award (i.e., the percentage of the bonus pool paid to each Participant).

The maximum amount that may be credited to the bonus pool for each measurement period will equal the average management fees paid by the Company to the Manager (pursuant to the terms of the management agreement between the Company and the Manager) for such period multiplied by the applicable percentage described in the table below. Under the 2026 Plan, the maximum bonus pool for awards to be issued for performance during (i) the one-year measurement period will equal 20% of the average monthly management fee earned during 2026 multiplied by 12, (ii) the three-year measurement period will equal 35% of the average annual management fee paid for 2026 through 2028 and (iii) for the five-year measurement period will equal 45% of the average annual management fee paid for 2026 through 2030.

As noted above, the amount credited to the bonus pool for each measurement period will reflect the Company’s performance measured against the three performance criteria described below. The table below illustrates the maximum amount that may be credited to the bonus pool for each measurement period (as a percentage of the average management fees for the applicable period). The table also shows the amount that may be credited to the bonus pool for each measurement period (also as a percentage of the average management fees for the applicable period) for achievement of objectives with respect to each of the performance criteria. For example, the maximum amount that may be credited to the bonus pool for the three-year measurement period based on the Agency RMBS rate (as defined below) relative performance is 10.50% of the average management fees paid for 2026 through 2028.

	1-year	3-year	5-year
Peer-relative financial performance	9.00%	15.75%	20.25%
Agency RMBS rate relative performance	6.00%	10.50%	13.50%
Peer-relative book value performance	5.00%	8.75%	11.25%
Total for Measurement Period	20.00%	35.00%	45.00%

The Committee established the following performance measures and the performance thresholds that must be satisfied for awards to be earned under the 2026 Plan.

Peer-Relative Financial Performance. No amount will be earned for this performance measure unless the Company’s financial performance for the applicable measurement period exceeds the mean of the financial performance of the companies in the Peer Group (defined below) for the applicable measurement period. The financial performance of the Company and those in the Peer Group will equal the sum of total dividends paid during the measurement period and the change in book value during the measurement period divided by the book value on the first day of the applicable measurement period. The “Peer Group” consists of the following companies: AGNC Investment Corp., Annaly Capital Management, Inc., ARMOUR Residential REIT, Inc., Cherry Hill Mortgage Investment Corporation, Dynex Capital, Inc. and Invesco Mortgage Capital Inc. In the event that a company in the Peer Group merges with another entity, sells all or a significant portion of its business, dissolves, liquidates or the Committee determines that a company has substantially changed its business in such a way that it no longer conducts a similar business to the Company’s business, then such company will be removed from the Peer Group for the measurement period(s) when such event occurs.

Agency RMBS Rate Relative Performance. The Company’s performance under this performance measure will equal the sum of the change in book value during the applicable measurement period and total dividends paid during the measurement period. No amount will be earned for this performance measure unless the Company’s performance as calculated in the preceding sentence for the applicable measurement period exceeds the Agency RMBS rate multiplied by the number of years in the measurement period. The “Agency RMBS rate” will equal the yield on the Fannie Mae 30-year fixed rate current coupon mortgage as of the beginning of 2026 of 5.06584% (determined by averaging the rate as of the last business day of 2025 and the first business day of 2026) plus 400 bps, or 9.0658%.

Peer-Relative Book Value Performance.  No amount will be earned for this performance measure unless the Company’s change in book value for the applicable measurement period (calculated in accordance with the following sentence) exceeds the mean change in book value for the companies in the Peer Group. The change in book value for the Company and those in the Peer Group will be determined by subtracting the book value on the first day of the measurement period from the book value on the last day in the measurement period, with such amount divided by the book value on the first day of the measurement period.

If the Company’s results for a performance measure equal or are less than the threshold for a measurement period, no amount will be added to the bonus pool for the measurement period with respect to that measurement criterion. The table below details the amounts by which the Company’s performance must exceed the threshold performance measures described above for the maximum bonus award to be added to the bonus pool. Linear interpolation will be used for results falling between the threshold and the result that must be achieved to earn the maximum award.

	1-year	3-year	5-year
Peer-relative financial performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Agency RMBS rate relative performance	Threshold + 5.0%	Threshold + 10.0%	Threshold + 15.0%
Peer-relative book value performance	Threshold + 2.0%	Threshold + 4.0%	Threshold + 6.0%

Awards for these three measurement periods will be paid no later than March 30 of the year following the end of the relevant measurement period. The Committee anticipates that 50% of earned bonuses will be paid in unrestricted shares of the Company’s common stock and 50% will be paid in the form of “Performance Units,” all of which will be issued under the 2021 Plan. The number of unrestricted shares of the Company’s common stock and Performance Units to be issued in satisfaction of the earned bonuses will be determined by dividing the amount of such bonus by the average closing price of the Company’s common stock on the New York Stock Exchange for the 10 trading days preceding the grant date of the common stock and Performance Units rounded down to the nearest whole number, with a cash payment issued in lieu of any fractional share of common stock or Performance Unit. The Performance Units will vest at the rate of 10% per quarter commencing with the first quarter after the one year anniversary of the end of the applicable measurement period, with the Participant receiving one share of the Company’s common stock for each Performance Unit that vests. The Participant must continue to be employed by the Company as of the end of each such quarter in order to vest in the number of Performance Units scheduled to vest on that date. In the event of a Change in Control (as defined in the 2021 Plan) or the death or disability of the Participant, all of his or her Performance Units will be vested. When vested, each Performance Unit will be settled by the issuance of one share of the Company’s common stock, at which time the Performance Unit shall be cancelled immediately, but in no case later than March 30 of the year after the year in which the Performance Units vest.

The Performance Units will contain dividend equivalent rights which entitle the Participants to receive distributions declared by the Company on common stock. One Performance Unit is equivalent to one share of common stock for purposes of the dividend equivalent rights. Other than dividend equivalent rights, the Performance Units do not entitle the Participants to any of the rights of a stockholder of the Company.

The number of outstanding Performance Units will be subject to the following adjustments prior to the date on which such Performance Unit vests:

Book Value Impairment.  A “Book Value Impairment” will occur if over any two consecutive quarters the following conditions are satisfied: (i) the Company’s book value per share declines by 15% or more during the first of such two quarters and (ii) the Company’s book value per share decline from the beginning of such two quarters to the end of such two quarters is at least 10%. If a Book Value Impairment occurs, then the number of Performance Units that are outstanding as of the last day of such two quarter period shall be reduced by 15%.

Extraordinary Book Value Preservation.  “Extraordinary Book Value Preservation” will occur in any quarter in which the following conditions are satisfied: (i) the median change in the book value per share of the companies in the Peer Group (the “Median Book Value Decline”) is a decline of 6% or more and (ii) the Company’s book value per share either (a) increases or (b) declines by a percentage that is less than 50% of the Median Book Value Decline. If an event of Extraordinary Book Value Preservation occurs, then the number of Performance Units that are outstanding as of the last day of the quarter in which the Extraordinary Book Value Preservation has occurred shall be increased by 5 basis points for every 1 basis point of difference between the Company’s book value per share percentage change and the Median Book Value Decline during such quarter.

Outperform All Peer Companies.  The Company will “Outperform All Peer Companies” in any quarter in which the following conditions are satisfied: (i) the companies in the Peer Group all experience a decline in book value per share and (ii) the Company’s book value per share either (a) increases or (b) declines by an amount that is less than the decline experienced by each company in the Peer Group. If the Company Outperforms All Peer Companies in any quarter, then the number of Performance Units that are outstanding as of the last day of such quarter shall increase by 10%.

Discretionary Awards

In addition to the awards under the 2026 Plan described above, the Committee may grant awards under the 2026 Plan and the 2021 Plan on a discretionary basis. The Committee may grant discretionary awards for 2026 as permitted under the 2021 Plan, including to reward Participants when the Company grows its capital base in an effort to lower its cost structure compared to the size of its equity capital base. Specifically, the Committee may consider granting awards to Participants when the Manager successfully grows the Company’s capital base while containing its cost structure, such as general and administrative expenses (inclusive of the management fee paid to the Manager), and reducing the Company’s cost structure as a percentage of its equity capital base relative to those of the Peer Group.

The Committee anticipates adopting similar plans for future years with modifications to the performance measures and hurdle rates as the Committee deems appropriate.